Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of March 20, 2026 (the “Effective Date”), by and between Frame Holdings Ltd, an exempted Cayman Islands company with company registration number 423415 (“Consultant”), and The Crypto Company, a Nevada corporation (“TCC”).

WITNESSETH:

WHEREAS, that certain Asset Purchase Agreement between Consultant and TCC, et al., dated as of March 20, 2026 (the “APA”), contemplates that TCC will enter into this Agreement with Consultant as the Consulting Agreement referenced therein;

WHEREAS, the parties intend this Agreement to conform to the APA, and not to conflict with the APA in any respect; and

WHEREAS, the parties wish to set forth the terms and conditions pursuant to which Consultant will provide the Services (as defined below) to TCC and TCC Frame;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and TCC agree as follows:

ARTICLE I
DEFINITIONS; RELATIONSHIP TO ASSET PURCHASE AGREEMENT

1.1 Defined Terms.

“APA” has the meaning set forth in the recitals.

“Cause” means, solely for purposes of this Agreement and any severance, milestone, or related rights incorporated herein, any of: Fraud, Willful Misconduct, Breach of Fiduciary Duty, Breach of Contract, or Crime, in each case as set forth in Schedule 1.

“Closing Date” means the date on which the closing under the APA occurs.

“Confidential Information” means all non-public information concerning TCC, TCC Frame, Consultant, SD, the Services, or the transactions contemplated by the APA.

“Cure Period” means the thirty (30)-day period following receipt of written notice of the applicable breach, prospective Termination Event, or other curable matter from the non-breaching party to the breaching party; provided, however, that if the applicable matter is not capable of cure, no Cure Period shall apply.

“Frame” has the meaning given to such term in the APA.

“Funding Requirement” has the meaning given to such term in the APA.

“Incapacity” means the inability to properly and timely perform all of Consultant’s tasks due to mental or physical limitations of SD for any 60 consecutive-day period or for any 120 days within any 12-month period.

“Service Commencement Date” means the date on which TCC meets the Funding Requirement, or such earlier date as Consultant shall commence of actual Services and TCC shall begin payments to Consultant under this Agreement.

Consulting Agreement

“Services” means the consulting, executive, strategic, technical, architectural, business-development, administrative, reporting, oversight, and related services to be provided by Consultant for TCC and TCC Frame under this Agreement, including without limitation the duties and authorities associated with SD’s service as Chief Blockchain Officer of TCC as set forth in this Agreement and Schedule 1.

“SD” means Sean Docherty, the individual who will provide Consultant’s Services.

“TCC Frame” means Frame Intelligence, LLC, a Nevada limited liability company and subsidiary of TCC that holds Frame and the Frame blockchain as its primary assets.

“Term” has the meaning set forth therefor in Section 1.

“Termination Event” means any event expressly identified in this Agreement as a Termination Event, including without limitation (a) any failure by TCC, directly or indirectly, to pay any material amount due to Consultant under any express consulting, reimbursement, or expense obligation that continues beyond the Cure Period, (b) any termination of Consultant by TCC without Cause, and (c) any failure to provide the board rights expressly set forth in Section 12 that continues beyond the Cure Period.

1. Term and Termination.

This Agreement shall have a term that runs from the Effective Date until such date as Consultant or TCC shall terminate this Agreement, or it shall terminate automatically, in accordance with its terms (the “Term”).

Effective at the Service Commencement Date, TCC shall invite SD to serve, and SD shall serve, as Chief Blockchain Officer (“CBO”) of TCC with the role definition, oversight authority, and delegation framework associated with such officership as set forth on Schedule 1.

TCC shall have the right at all times to terminate this Agreement, with or without Cause, by written notice to Consultant. Only TCC, and not TCC Frame, may terminate this Agreement. If TCC terminates Consultant without Cause, such termination shall constitute a Termination Event subject to the Cure Period.

If TCC terminates Consultant for Cause, TCC shall specify the applicable basis for Cause in reasonable detail in its written notice and, to the extent the asserted Cause is capable of cure, Consultant shall have the Cure Period to cure the same. Any unauthorized substitution of personnel, any failure by Consultant to cause SD personally to perform the Services, or any failure by Consultant or SD to execute and comply with Exhibit B shall constitute a material breach of this Agreement that cannot be cured.

Any failure by TCC, directly or indirectly through TCC Frame, to pay any material amount due to Consultant under an express consultant, reimbursement, or expense obligation shall constitute a Termination Event with respect to Consultant unless cured within the Cure Period.

Consultant may terminate this Agreement only upon written notice to TCC following the occurrence and continuation, beyond the Cure Period, of a Termination Event or another material breach of this Agreement by TCC. Except as expressly set forth in Section 3 below and the APA, no termination by Consultant shall entitle Consultant, SD, or any affiliate of either of them, to severance, damages, or any other post-Term compensation.

Consulting Agreement

Upon termination of this Agreement for any reason, absent the written consent or request of TCC, Consultant shall immediately cease holding itself out as being authorized to provide Services on behalf of TCC, shall cause SD immediately to cease acting as CBO or a director of TCC, or otherwise, on behalf of TCC, and shall comply promptly and fully with Sections 4, 5, 6, 8, 9, 10, 11, 13 and 14, Schedule 1, Exhibit A and Exhibit B.

2. Services; Delivery Requirements.

Consultant shall provide such executive, strategic, technical, architectural, business-development, administrative and reporting services as TCC may request from time to time, it being understood and agreed that Consultant shall provide all such Services solely through SD and that no individual other than SD may perform any of the Services. Neither Consultant nor SD shall assign, delegate, subcontract or otherwise transfer any portion of the Services or the responsibility therefor other than as specifically and expressly set forth in Schedule 1.

The Services shall include, without limitation, the strategic leadership, architectural oversight and executive decision-making associated with the CBO role, together with the additional responsibilities described in Schedule 1. The Services will be rendered to TCC and for the benefit of TCC Frame, but Consultant acknowledges that SD is a TCC officer and not an officer, employee or manager of TCC Frame.

Consultant shall cause SD to devote such business time, attention and effort to the Services as is reasonably necessary for the faithful and timely performance of the Services and the discharge of SD’s duties as CBO. Consultant shall cause SD to perform the Services diligently, faithfully and in a professional manner, in compliance with all applicable laws and all lawful and reasonable written policies of TCC that are furnished to Consultant in writing and are generally applicable to senior executives or consultants performing similar services. With respect to budgets, material contracts and operating matters involving TCC Frame, Consultant shall consult with TCC as requested by the TCC Board or senior executive management of TCC. Without limiting the foregoing, Consultant shall cause SD to report to senior management at TCC at least monthly, and to respond to all questions therefrom in a timely and reasonably comprehensive manner.

Without limiting any other restriction binding on Consultant or SD under the APA or otherwise, neither Consultant nor SD shall engage in any activity or have any relationship that conflicts with, interferes with, or materially detracts from the faithful performance of the Services, nor shall Consultant or SD use TCC time, systems, information or resources for any non-TCC purpose except as expressly authorized in writing by TCC.

3. Compensation; Taxes; Severance.

Subject to the terms of the APA, TCC shall pay Consultant consulting compensation at the rate of Twenty Thousand Dollars ($20,000) per month, payable in arrears in accordance with TCC’s ordinary accounts-payable practices following receipt of an appropriate invoice from Consultant, with compensation increases as set forth on Schedule 3.

Subject to the terms of Section 6.5(c) of the APA and Schedule 2, TCC shall issue shares of TCC common stock to Consultant in amounts, and in tranches tied to milestones, as set forth on Schedule 2. Any and all issuances of TCC shares to Consultant under this Agreement shall be made subject to Consultant’s execution and delivery of stock acquisition or stock issuance agreements containing securities transfer, accreditation, and other representations, warranties, covenants, undertakings, legends, and transfer restrictions, as are acceptable to TCC and consistent with applicable law.

Consulting Agreement

To the extent approved in advance and in writing by TCC senior management other than SD or otherwise incurred pursuant to a known and approved budget or policy of TCC, TCC shall reimburse Consultant for all reasonable, documented, out-of-pocket business expenses actually paid to unaffiliated third parties by Consultant or SD in the performance of the Services. Such reimbursement shall be subject to TCC’s receipt of reasonably detailed invoices and other supporting documentation. None of the foregoing limits TCC’s obligations to Consultant under Section 6.9 of the APA.

As between TCC and TCC Frame on the one hand, and Consultant and SD on the other, Consultant and SD shall be solely responsible for payment of any income, gross revenue, or other entity or business taxes, all employment taxes, personal and real property taxes, premiums and deductibles on any insurances, and any other taxes, fees, amounts, costs, or obligations that Consultant or SD or any of Consultant’s affiliates, principals, employees, contractors, or associates, may incur in connection with Consultant’s or SD’s income or performance of Services or otherwise. TCC may withhold from any payments hereunder any amount required to be withheld by applicable law.

If TCC shall terminate this Agreement, TCC shall owe Consultant only (a) accrued and unpaid monthly consulting compensation through the effective date of such termination, (b) properly documented and pre-approved reimbursable expenses actually paid to unaffiliated third parties through such date, and (c) severance and continued milestone rights (if any) expressly required by the APA and this Agreement.

If Consultant shall be the party that terminates this Agreement under any circumstance other than the occurrence of a Termination Event that is not cured by TCC or TCC Frame within the applicable Cure Period, then (i) TCC shall only owe Consultant amounts that are due and owing and unpaid under clauses (a) and (b) of the immediately preceding paragraph as of the date of termination, (ii) Section 6.6 of the APA shall no longer be effective, and (iii) neither of clauses (a) and (b) of Section 6.5 of the APA shall be of any effect. No quantum meruit or other or similar basis for a claim by Consultant or SD against TCC shall apply under any circumstances.

If Consultant is terminated by TCC for any reason other than Cause, Incapacity, or death, then severance shall be payable by TCC to Consultant as follows: (i) if such termination occurs during the first year following the Services Commencement Date, severance equal to two (2) years of base compensation (cash equivalent); and (ii) if such termination occurs after the first anniversary of the Services Commencement Date, severance equal to one (1) year of base compensation (cash equivalent). If Consultant is terminated because of SD’s death or Incapacity, then severance shall be payable by TCC to Consultant in an amount equal to one (1) year of base compensation.

Except as specifically and expressly set forth in this Agreement and the APA, neither Consultant nor SD shall be entitled to any payment, salary, employee benefit, bonus, commission, equity, reimbursement, severance or other compensation from TCC or any of TCC’s Affiliates (as such term is defined in the APA).

Consulting Agreement

4. Confidentiality of Terms.

Consultant covenants and agrees that Consultant shall not at any time divulge, directly or indirectly, in whole or in part, any project or work undertaken in connection with TCC or TCC Freme or this Agreement to, or communicate, directly or indirectly, as to the same with, any person or entity other than Consultant’s legal counsel. All inquiries regarding the Services, and all questions from others regarding the nature or terms of Consultant’s relationship with TCC or with respect to any project or work undertaken in connection with this Agreement, must be referred promptly and entirely to TCC’s Chief Executive Officer.

5. Trade Secrets and Confidential Information; Nondisclosure and Non-Use.

Other than at the specific and prior written direction of TCC, Consultant agrees to keep confidential and not to disclose or make any use of (except for the sole benefit of TCC), at any time, either during or subsequent to Consultant’s engagement under this Agreement, any Trade Secret or Confidential Information that Consultant, SD or any of their respective affiliates, agents or representatives may produce, obtain or otherwise acquire or become aware of during the course of Consultant’s engagement under this Agreement.

Consultant agrees not to deliver, reproduce or in any way allow any such Trade Secret or Confidential Information, knowledge, data or other information (or any documentation relating thereto or referenced above) to be delivered or used by any person or entity other than in accordance with the terms of this Agreement and for the sole benefit of TCC. “Trade Secrets and Confidential Information” means information (in whatever form and however disclosed by TCC to Consultant before, on or after the Effective Date) that relates to TCC’s business or assets, to TCC Frame’s business or assets, or to the relationship between Consultant and TCC, including, without limitation, business, financial and technical materials, information and data, names of contractors, suppliers, proprietary software, databases, tools, knowledge, data or other information relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing, fees, pricing strategies or other subject matters pertaining to TCC, TCC Frame, this Agreement, the APA or any work undertaken in connection with this Agreement.

Without limiting any of the foregoing, Consultant shall cause SD promptly to execute and deliver, and thereafter strictly to comply with, the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B, which shall be an independent and binding agreement. The provisions of Section 4, Section 6, and this Section 5, shall be in addition to, and shall not supersede or diminish, the terms of any non-disclosure, non-use, non-solicitation, invention assignment or similar agreement signed by Consultant or SD in favor of TCC or Buyer.

6. Work for Hire; Ownership of Intellectual Property.

Consultant understands and agrees that all of Consultant’s and SD’s work and the results thereof in connection with TCC or the Services, whether made solely by Consultant or SD or jointly with others, that relate in any manner to the actual or anticipated business, work, activities, research or development of TCC, TCC Frame, their affiliates, or their customers, or that result from or are suggested by any task assigned to Consultant or SD or any activity performed by Consultant or SD on behalf of TCC or any of its affiliates or customers, are, and shall at all times be, the sole property of TCC or its designee.

Consulting Agreement

To the extent necessary to ensure that any and all of the intellectual property, work product and other assets described in this Section 6 shall belong solely to TCC or its designee, Consultant (by Consultant’s execution of this Agreement) hereby transfers and assigns to TCC any and all right and interest Consultant may possess now or in the future in such intellectual property, work product and other assets without restriction of any kind. Consultant shall cause SD to execute such further assignments, instruments and assurances as TCC may reasonably request to evidence, perfect, maintain or enforce the foregoing.

Without limiting the foregoing, TCC’s communication and information systems (including, without limitation, its telephone, computer, electronic mail, instant messenger, slack, voicemail and other communication systems and all information and data created residing at any time on or at any time using the same, directly or indirectly) are TCC’s sole property to be used for the sole benefit of TCC, and all communications, messages, documents or other forms of information, in hard copy and in electronic form, are the sole property of TCC and are also considered TCC’s records. TCC may therefore, at any time, access, review, copy, disseminate, publish, use or otherwise take any action it deems desirable with respect to such systems and records with or without Consultant’s or SD’s consent.

7. No Partnership; Not Employee; Not Assignable by Consultant.

This Agreement is between independent contractors and shall not form or be deemed to form a partnership or joint venture. Notwithstanding the fact that Consultant or SD may have the use of TCC’s computer network, telephone or other communications systems or TCC’s email system or may have one or more telephone numbers, voicemail inboxes or email addresses using SD’s name and TCC’s domain name, under no circumstances shall Consultant or SD be deemed an employee of TCC or any of its affiliates or customers at any time.

No claim or other action relating in any way to SD or this Agreement or any of the provisions hereof shall be deemed to be a claim by an employee. Neither Consultant nor SD shall be eligible to participate in any employee benefit plan of TCC or any affiliate thereof by virtue of this Agreement.

TCC’s rights, benefits, duties and obligations under this Agreement shall inure to its successors and assigns, and TCC may assign this Agreement to an affiliate so long as TCC remains fully liable hereunder. Consultant’s rights, obligations and duties under this Agreement are personal to Consultant and may not be assigned.

8. Trade Secrets and Confidential Information of Others.

Consultant represents that Consultant’s and SD’s performance of all the terms of this Agreement do not and will not breach any agreement to keep in confidence any trade secret, proprietary information, knowledge or data acquired by Consultant or SD in confidence or in trust prior to Consultant’s engagement under this Agreement, and Consultant and SD will not disclose to TCC or TCC Frame or induce TCC or TCC Frame to use any confidential or proprietary information or material belonging to any other person or entity. Consultant agrees not to enter into any agreement, or permit to exist any relationship or understanding, either written or oral, that could be in conflict with this Section 8.

Consulting Agreement

9. Non-Solicitation.

Without limiting any of the provisions of the APA, throughout the Term, and for eighteen months thereafter, Consultant and SD shall not, directly or indirectly, alone or in association with others (i) solicit, induce or encourage (or suggest that any other party solicit, induce or encourage) any employee, consultant or independent contractor of TCC or TCC Frame or any of their respective affiliates to leave the employ or service of TCC or TCC Frame or any such affiliate or terminate, limit, or modify any such party’s contract or arrangement with TCC or TCC Frame or any such affiliate, or attempt to do any of the same, or (ii) solicit for employment, hire, or otherwise engage pursuant to an arrangement as an independent contractor, employee, partner or otherwise, or suggest or permit any other party to do any of the same (or attempt to do any of the same) with respect to any employee, consultant or contractor of TCC or TCC Frame or any person who is or was employed by TCC or TCC Frame or any affiliate thereof or any party that has or had a relationship with TCC or TCC Frame or any affiliate thereof as a contractor, partner or otherwise from whom or pursuant to which TCC or TCC Frame or any affiliate thereof obtains or obtained services.

10. Consultant’s Representations, Warranties and Covenants.

Consultant represents, warrants, covenants, understands and agrees that: (i) Consultant is duly organized, validly existing and in good standing under the laws of the Cayman Islands and is free to enter into this Agreement and to perform the Services hereunder; (ii) SD owns at least fifty percent (50%) of the equity of Consultant, there shall not be more than one other equity holder of Consultant, and all voting power and control of Consultant shall remain under the full and absolute control of SD at all times during the Term; (iii) Consultant is not obligated or a party to any engagement, commitment or agreement, with any person or entity, that will, does, or could conflict with or interfere with Consultant’s full and faithful performance of this Agreement; (iv) other than as required by law, Consultant shall not at any time divulge, directly or indirectly, any of the terms of this Agreement or the nature or terms of any Services performed in connection herewith to any person or entity other than Consultant’s legal counsel;

(v) Consultant shall not use any material or content of any kind in the course of Consultant’s work or the Services that is copyrighted or owned or licensed by a party other than TCC, TCC Frame or Consultant or that would or could infringe the rights of any other party; (vi) Consultant shall not use in the course of Consultant’s performance under this Agreement or in the Services, and shall not disclose to TCC or TCC Frame any confidential information or trade secret belonging, in part or in whole, to any third party; (vii) Trade Secrets and Confidential Information of TCC and/or TCC Frame constitute information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from their disclosure or use and that are the subject of efforts that are reasonable under the circumstances to maintain their secrecy; (viii) Consultant shall at all times perform in accordance with all the terms of this Agreement;

(ix) no statement, representation, promise, or inducement has been made to Consultant, in connection with the terms of this Agreement, the execution hereof or otherwise, except as is expressly set forth in this Agreement, the APA and the ancillary agreements contemplated thereby; and (x) CONSULTANT UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO AND INCORPORATED HEREIN AND HAS REVIEWED THIS AGREEMENT AND SUCH EXHIBITS FULLY AND IN DETAIL AND HAD THE OPPORTUNITY TO CONSULT WITH QUALIFIED AND INDEPENDENT LEGAL COUNSEL PRIOR TO AGREEING TO EACH AND ALL OF THE PROVISIONS OF THIS AGREEMENT AND SUCH EXHIBITS.

Consulting Agreement

11. Indemnity; Equitable Relief.

Consultant agrees to indemnify TCC and its affiliates, including TCC Frame, and their respective officers, directors, managers, employees, agents, successors and assigns for any and all losses, costs, liabilities or damages arising out of or in connection with (a) any breach or violation by Consultant or SD of any of Consultant’s or SD’s representations, warranties, obligations or covenants set forth in this Agreement, the APA, Exhibit B or any ancillary agreement contemplated thereby, or (b) any act or omission by Consultant, SD, or any of Consultant’s affiliates, agents, employees, employers, principals, partners, independent contractors or alter egos, of or with respect to any of the terms of this Agreement (in each case under either of clauses (a) and/or (b) whether or not resulting from third-party claims), including, without limitation, any reasonable disbursements, costs and fees incurred by TCC to make itself or any of its affiliates whole or in the repair or amelioration of any such breach or violation, act or omission, in an attempt to minimize the harm or potential for harm caused thereby, or in the collection of indemnity from Consultant or the pursuit thereof. Consultant acknowledges and agrees that a breach or violation of any portion of this Agreement could result in substantial and irreparable injury to TCC and/or TCC’s affiliates and that neither TCC nor its affiliates would have an adequate remedy at law with respect to such a violation. Consultant therefore agrees that in the event of an actual or threatened breach or violation hereof (an “Event”), TCC shall have the right to obtain, in addition to any other remedy or remedies that may become available at law, equitable relief, including temporary and/or permanent injunctive relief, in order to stop or minimize any Event and the damages that would or could be caused thereby, and Consultant shall not urge as a defense that there is an adequate remedy at law.

12. Board Rights; D&O Insurance; Indemnification.

Effective upon commencement of Consultant’s services to TCC, SD shall have the right to attend meetings of TCC’s board of directors (excluding sessions involving attorney-client privileged matters, conflicts, or compensation or performance matters specific to Consultant) as a non-voting, non-participating, observer representative of Consultant (“Board Observer”) and shall receive the same board materials provided to TCC directors (other than as may relate to Consultant’s compensation or performance), subject at all times to confidentiality.

TCC shall cause SD to be appointed as a voting member of TCC’s Board of Directors as Consultant’s representative within six (6) months of the date that TCC first meets the Funding Requirement or such requirement is waived by Consultant (including by Consultant’s acceptance and commencement of performance under this Agreement). If such directorship is not granted to SD within such period, then (at Consultant’s election, stated in writing and subject to the Cure Period) (i) SD shall automatically be appointed as a director, and TCC shall take all corporate actions necessary to effect such appointment, or (ii) such failure shall constitute a Termination Event.

During the time that SD is a member of TCC’s Board of Directors, TCC shall ensure that (a) directors’ and officers’ insurance covers SD in SD’s capacity as a director in a manner consistent with coverage provided to TCC’s other directors, and (b) TCC and TCC Frame will provide indemnification to SD with respect to third-party claims to the fullest extent permitted by Nevada law. Such insurance and indemnification will be documented in this Agreement and via a separate indemnification agreement (if such an agreement is customarily provided to TCC executives).

Consulting Agreement

13. Governing Law; Arbitration.

This Agreement shall be subject to and construed in accordance with the laws of the State of Nevada applicable to agreements entered into and to be performed fully therein and without giving effect to conflicts of laws principles thereof.

In the event of any dispute in connection with the Services, this Agreement, the APA or the ancillary agreements contemplated thereby that cannot be resolved privately between the parties, resolution of such dispute shall be through binding arbitration applying Nevada law exclusively and conducted in Clark County, Nevada under the rules of JAMS then in effect that are not contrary to any other provision of this Agreement. The arbitration shall be conducted by a single arbitrator with substantial experience in mergers and acquisitions and director or consultant performance disputes.

Nothing contained in this Section 13 shall limit TCC’s right to seek temporary restraining orders, injunctive relief or other equitable relief in any court of competent jurisdiction located in Clark County, Nevada. CONSULTANT UNDERSTANDS THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE BETWEEN TCC AND CONSULTANT, CONSULTANT IS EXPRESSLY WAIVING CONSULTANT’S RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW.

To the extent arbitration is demanded via JAMS, during the first five (5) years following the Effective Date the costs of arbitration (i.e., JAMS fees and the fees of the arbitrator) shall be allocated 75% to TCC/TCC Frame and 25% to Consultant; provided, that all attorneys’ fees and costs and other costs incurred by the respective parties (such as experts, transportation and lodging, transcripts, printing, exhibits, and the like) shall belong exclusively thereto.

The arbitration shall be confidential, and the existence, content, and results thereof and therefrom shall not be disclosed to any person or entity except as required by law or as necessary to enforce an award. Subject to this Section 13, each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for any action seeking injunctive relief or to enforce an arbitration award and no party will claim that any court located in Clark County Nevada is an inconvenient forum.

14. Entire Agreement; Modification; Waiver; Survival of Terms; Construction Generally.

This Agreement, together with the APA, the schedules, exhibits and annexes hereto and the ancillary agreements expressly contemplated hereby or thereby, constitutes the entire agreement between TCC and Consultant relating to the subject matter hereof, and supersedes all prior agreements, if any, whether oral, written or unwritten, pertaining thereto; provided, that nothing in this Agreement shall limit or prevent enforcement of provisions of the APA. Other than the aforementioned written agreements and the agreements expressly contemplated by this Agreement, there is no separate agreement, contract or understanding, express or implied, of any kind or with respect to any subject matter between TCC and Consultant, and none shall be deemed to exist under any circumstances. With respect to all uses of the term Consultant under this Agreement, “Consultant” shall include (i) all affiliates, agents, directors, employees, employers, members, principals, partners and independent contractors of Consultant, including, without limitation, SD individually, and (ii) all alter egos of Consultant or any of the foregoing persons and entities.

Consulting Agreement

No provision of this Agreement or any Exhibit, Schedule, or Annex, hereto shall be construed strictly against any party hereto, including, without limitation, the drafter hereof or thereof. Neither this Agreement nor any provision hereof may be amended, waived or modified in any way other than by a writing executed by the party against whom such amendment, waiver or modification would be enforced. No failure to exercise, and no delay in exercising and no course of dealing with respect to any right, term or provision hereunder shall operate as a waiver thereof. Nor shall a waiver by any party hereto of a breach of any provision herein be deemed a waiver of any subsequent breach. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto, whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

If any section, portion, provision, paragraph, clause, sentence, language or word of this Agreement is determined to be invalid, illegal, void, voidable or unenforceable in whole or in part for any reason whatsoever, it shall be adjusted rather than voided, if possible, to the minimum extent necessary so that the intent of the parties (as demonstrated by the plain meaning of the text) shall be preserved as much as possible, though a court may sever such language for the same purpose. In any event, all other sections, portions, provisions, paragraphs, clauses, sentences, language and words not so adjusted or severed shall be deemed unchanged, valid and enforceable to the greatest possible extent. The terms of this Agreement, including, without limitation, all representations, covenants and warranties herein, shall survive indefinitely any termination of this Agreement or Consultant’s engagement hereunder and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Consultant or limit TCC’s rights in any way with respect to, any other agreement between Consultant and TCC. In the event of any conflict between the provisions of this Agreement and any purchase order, statement of work or any other document or agreement, the provisions of this Agreement shall govern; provided that in the event of a conflict between any of the terms and conditions of this Agreement and those of the APA, the terms and conditions of the APA (and each of its schedules and exhibits) shall govern to the extent necessary to avoid inconsistency.

This Agreement may be executed and delivered with electronic or facsimile delivery and signature in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The headings or titles of the several paragraphs of this Agreement are inserted solely for convenience and are not a part of, nor shall they be used or referred to in the construction of, any provision of this Agreement. Words in the singular number shall include the plural, and vice versa. Whenever examples are used in this Agreement with the words “including,” “for example,” “any,” “e.g.,” “such as,” “etc.” or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof. All references to the masculine, feminine or neuter genders shall mean and include all genders.

All notices under this Agreement shall be in writing and delivered by (i) personal delivery, (ii) nationally recognized overnight courier, or (iii) email with confirmation of receipt, to the addresses set forth below each party’s signature block (or to such other address as a party may designate by notice given in accordance with this Section 14).

Consulting Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first set forth above.

TCC:	CONSULTANT:
The Crypto Company,	Frame Holdings Ltd,
a Nevada corporation	an exempted Cayman Islands company

By:	By:
Name:	Name:	Sean Docherty
Title:	Title:	Authorized Officer

Notice Address:	Notice Address:

Email:	Email:

ACKNOWLEDGED AND AGREED:

Sean Docherty, individually,

solely with respect to those provisions of this Agreement that expressly apply to SD personally, including without limitation Sections 1, 2, 4, 5, 6, 8, 9, 10, 11, 12, 13 and 14, Schedule 1, Exhibit A and Exhibit B.

Sean Docherty

Consulting Agreement

SCHEDULE 1

CAUSE DEFINITIONS; CBO LEADERSHIP FRAMEWORK

Cause Definitions:

1. Fraud

“Fraud” means a knowing misrepresentation or omission of a material fact, with actual intent to deceive, upon which TCC reasonably relied.

For purposes of clarification, “Fraud” expressly excludes:

●	Good-faith reliance on information provided by officers, employees, or qualified external advisors
●	Mistakes without intent to deceive
●	Disputes over strategy, valuation, or technical approach

2. Willful Misconduct

“Willful Misconduct” means an intentional or reckless act or omission, taken with knowledge that such act or omission could be reasonably likely to cause material harm to TCC or TCC Frame.

Willful Misconduct expressly excludes:

●	Good-faith business decisions made for the benefit of TCC Frame or TCC
●	Acts taken in reliance in good faith on qualified professional legal advice for the benefit of TCC Frame or TCC (where such counsel is not counsel to SD, Consultant, or Syring, as the case may be)
●	Technical failures, security incidents, or system vulnerabilities that are not reckless and do not constitute intentional wrongdoing
●	Bona fide and reasonable differences in interpretation of duties or authority

3. Breach of Contract

“Breach of Contract” means a material failure by SD or Consultant, as the case may be, to perform an express and material obligation under the Consulting Agreement or otherwise after written notice from TCC specifying the breach in reasonable detail, and failure to cure such breach within the Cure Period, where such breach is capable of cure.

Breach of Contract does not include:

●	Minor, technical, or immaterial breaches
●	Bona fide and reasonable disagreements over scope of authority or interpretation
●	Breaches arising from factors outside the CBO’s reasonable control that did not arise based on an intentional act or omission by CBO or any Affiliate thereof.

Consulting Agreement

4. Crime

“Crime” means an indictment for, or a pleading of nolo contendere with respect to, a felony offense involving fraud, embezzlement, moral turpitude, or dishonesty.

Crime expressly excludes:

●	Any misdemeanor
●	Regulatory inquiries, investigations, or allegations that do not result in an indictment or equivalent regulatory finding or action

5. Good-Faith Reliance & Safe Harbor

The CBO shall be deemed to have acted in good faith where actions or decisions were made in good faith reliance on information, analyses, or advice provided by one or more of TCC’s officers, employees, qualified legal counsel, auditors, security professionals, or other qualified external advisors, reasonably believed to be competent with respect to the same.

Chief Blockchain Officer (CBO)

Role Definition, Oversight Authority & Delegation Framework

1. Core Mandate

The Chief Blockchain Officer (“CBO”) is responsible for the strategic leadership, architectural oversight, and executive decision-making relating to TCC Frame’s blockchain systems, including without limitation the Frame Blockchain and all associated protocols, validator networks, and blockchain-based products.

The CBO’s role is governance-level and strategic in nature, with authority to define direction and oversee execution, while day-to-day implementation and specialized operational functions may be delegated, where appropriate, to appropriately appointed officers, employees, contractors, or external experts, if the CBO is not able to perform the same personally.

2. Oversight, Accountability & Delegation

The CBO shall have responsibility for the direction, integrity, and performance of all blockchain-related matters, and shall be accountable for ensuring that appropriate systems, people, and processes are in place to operate Frame and the Frame blockchain effectively.

In fulfilling this responsibility, the CBO shall:

●	Define blockchain strategy, architecture, and long-term technical direction
●	Set operational standards and approve major technical, security, and protocol decisions
●	Maintain executive-level oversight of performance, risk posture, and compliance alongside compliance officers.

Consulting Agreement

The CBO may, where appropriate, delegate execution and specialized functions to qualified officers, employees, contractors, or external experts, if the CBO is not able to perform the same personally. Such delegation is intended to ensure that complex technical and security functions are managed by subject-matter specialists while remaining aligned with the strategic direction set by the CBO.

Where functions are delegated in good faith to qualified persons, the CBO is entitled to rely in good faith on the advice, assessments, and recommendations of such specialists, consistent with standard executive practice.

3. Security & Risk Oversight

The CBO holds overall responsibility for blockchain security at a governance and strategic level, including without limitation setting expectations, approving security frameworks, and ensuring that appropriate expertise is engaged.

TCC recognizes that effective blockchain security requires specialized knowledge and continuous operational focus. Accordingly, without affecting or limiting the CBO’s oversight responsibilities:

●	The CBO may delegate security design, audits, monitoring, and incident response execution to qualified internal officers (such as a CSO) or external security experts if the CBO is not able to perform the same personally
●	The CBO may place good-faith reliance on the professional judgment, reports, and recommendations of such experts when making oversight and approval decisions
●	The CBO’s role is to ensure that security is appropriately resourced, reviewed, and escalated

This structure reflects accepted executive practice and is intended to balance clear accountability with the use of appropriate specialist expertise where appropriate.

4. Decision Rights

The CBO shall have day-to-day decision-making authority over:

●	Blockchain architecture and protocol design
●	Long-term and short-term strategy for Frame Blockchain
●	Validator, consensus, and economic models
●	Security posture at a policy and governance level
●	Cross-chain and interoperability strategy

5. Strategic Acquisitions & Value Amplification

The CBO shall support TCC at the strategic level in planning, evaluating, and executing future acquisitions where blockchain technology, digital assets, data infrastructure, or on-chain integrations are relevant.

Consulting Agreement

In this capacity, the CBO shall:

●	Participate in the identification and strategic assessment of potential acquisition targets
●	Advise on how acquired businesses, technologies, or IP can be integrated directly into the Frame Blockchain or broader on-chain ecosystem
●	Develop strategies to amplify the long-term value of acquisitions through native blockchain integrations, tokenization, protocol alignment, validator usage, or on-chain revenue flows
●	Provide input on post-acquisition technical integration, roadmap alignment, and ecosystem synergies

The CBO’s role in acquisitions is intended to ensure that blockchain capabilities are leveraged as a core value driver, rather than treated as a standalone or peripheral function.

6. Hiring, Structuring & Resource Authority

The CBO shall have authority to:

●	Recommend and participate in the hiring/firing of blockchain-related executives, including without limitation CTO, CSO, and senior technical staff
●	Define reporting structures for blockchain-specific functions
●	Recommend the use of external consultants, auditors, and security specialists, where appropriate

7. Reliance, Indemnification & Insurance Alignment

TCC acknowledges that the CBO’s role is executive and supervisory and shall ensure that:

●	Directors & Officers (D&O) insurance covers the CBO that is consistent with the coverage afforded other executive officers
●	The CBO is entitled to indemnification against third-party claims to the fullest extent permitted by law

Consulting with, and Reporting to, TCC management

The CBO will report to senior executive management at TCC at least monthly, and shall respond to all questions therefrom in a timely and reasonably comprehensive manner.

The CBO will consult as requested by the TCC Board or TCC Frame’s Manager with respect to budgets and material contracts at both TCC and TCC Frame levels.

Consulting Agreement

SCHEDULE 2

EQUITY MILESTONES AND ISSUANCE MECHANICS

The share price to be used for calculations of the number of shares of TCC common stock (“CRCW shares”) to be issued by TCC at the time of each milestone is VWAP for such CRCW shares for the 10 trading days immediately prior to the date such issuance is required. Consultant may not sell or transfer in the aggregate during any one calendar month more than 5% of the total dollar volume of CRCW shares traded in the marketplace during the prior calendar month without the prior written consent of TCC, and Consultant must provide any relevant brokerage statements upon request by TCC.

Defined terms: “FDV” means “Fully Diluted Value”.

As applied on this Schedule 2:

●	FDV Frame is the theoretical total market capitalization of all Frame tokens if every token that will ever exist were in circulation today, so FDV = Current Token Price × Maximum Total Supply

○	Current Token Price is the price per Frame token on CoinMarketCap.com (or its successor)

○	Maximum Total Supply is comprised of:

■	Circulating supply (Frame tokens already in market)
■	Locked/vesting Frame tokens (team, investors, advisors)
■	Treasury/foundation Frame token reserves
■	Frame tokens allocated to ecosystem/grants not yet distributed
■	Any Frame tokens scheduled to be minted per the tokenomics schedule

●	“market capitalization TCC” is the market capitalization of TCC using 30 trading-day VWAP of CRCW shares

Consultant Milestones:

Following the Closing and the assignment and transfer to TCC Frame of all IP necessary or desirable to operate Frame and the Frame business, Consultant’s execution and delivery of stock acquisition agreements with securities and other representations and warranties acceptable to TCC, and the meeting of the milestones set forth below, Consultant shall be granted, in exchange for the IP so delivered:

Two and one-half percent (2.50%) of the total number of outstanding CRCW shares (as measured on a pre-issuance basis) at the time the following milestone is reached —

●	$100M market capitalization TCC + 100m FDV Frame for 30 or more consecutive days

In addition, Consultant shall be granted CRCW shares with an aggregate value as shown below at the time each of the following milestones is reached, for a total potential value of $50.50M —

●	$5,000,000 when $250M market capitalization TCC + 250m FDV Frame for 30 or more consecutive days
●	$8,000,000 when $400M market capitalization TCC + 400m FDV Frame for 30 or more consecutive days
●	$10,000,000 when $600M market capitalization TCC + 600m FDV Frame for 30 or more consecutive days
●	$12,500,000 when $800M market capitalization TCC + 800m FDV Frame for 30 or more consecutive days
●	$15,000,000 when $1bn market capitalization of TCC + 1bn FDV Frame for 30 or more consecutive days

Consulting Agreement

SCHEDULE 3

COMPENSATION MILESTONES

This Schedule 3 reproduces Consultant’s compensation-milestone provisions of Schedule 8 to the APA and is incorporated into this Agreement as though fully set forth herein.

Payments under this Agreement shall be $20,000 per month until such figure increases based on the following revenue-based milestones:

Increase of $7,500 per month when $500M mcap TCC + 500m FDV Frame for 30 or more consecutive days

Increase of $7,500 per month when $800M mcap TCC + 800m FDV Frame for 30 or more consecutive days

Increase of $7,500 per month when $1bn mcap of TCC + 1bn FDV Frame for 30 or more consecutive days

In addition, if all executives at TCC receive across-the-board percentage pay raises prior to these milestones, Consultant will receive base compensation percentage pay raises in line with such executives.

Consulting Agreement

EXHIBIT A

TERMINATION CERTIFICATE

This is to certify that the undersigned does not have in the undersigned’s possession, nor has the undersigned failed to return, any records, files, programs, documents, data, specifications, drawings, notes, reports, proposals, copies, equipment, devices, access credentials, or other materials or property belonging to The Crypto Company, a Nevada corporation (“TCC”_), Frame Intelligence, LLC, a Nevada limited liability company (“TCC Frame”), or any of their respective affiliates, or containing any Confidential Information of TCC or TCC Frame.

The undersigned further certifies that the undersigned has fully complied with and will continue to comply with all of the terms of the Consulting Agreement dated as of March 20, 2026, between TCC and Frame Holdings Ltd, an exempted Cayman Islands company with company registration number 423415 (the “Agreement”).

The undersigned further agrees that, in compliance with the Agreement, the undersigned will preserve as confidential all trade secrets, confidential information, knowledge, data, and other proprietary information relating to the business, products, plans, strategies, technology, finances, customers, suppliers, contractors, and other affairs of TCC, TCC Frame, and their affiliates that the undersigned produced, obtained, or otherwise acquired or became aware of during the course of the undersigned’s engagement under the Agreement.

CONSULTANT:		ACKNOWLEDGED AND AGREED:

Frame Holdings Ltd,
an exempted Cayman Islands company
Sean Docherty, individually
By:		Date:
Name:	Sean Docherty
Title:	Director
Date:

Consulting Agreement

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my being permitted to provide services, directly or indirectly through Frame Holdings Ltd, an exempted Cayman Islands company with company registration number 423415 (“Consultant”), to The Crypto Company, Inc., a Nevada corporation (“Company”), or any of its current or future subsidiaries, parent entities, sister entities, affiliates, successors or assigns, pursuant to that certain Consulting Agreement dated as of March 20, 2026 between Consultant and Company, and in consideration of my consulting relationship with Company and the compensation now and hereafter paid to Consultant in connection therewith, I (which term includes Consultant) agree to the following:

1. Consulting Relationship.

I understand and acknowledge that this Agreement does not (a) alter, amend or expand upon (i) any rights I may have to continue in a consulting relationship with, or (ii) the duration of my consulting relationship with, Company, now or in the future, under any agreement or understanding between Company and me or under applicable law, (b) alter, amend, reduce or limit any rights of Company pursuant to any other agreement or understanding Company may have, now or in the future, with me or with any other person or entity or under any applicable law, or (c) alter, amend, reduce or limit any obligation I may have under, or any restriction, limitation, or prohibition imposed on me or any other person or entity pursuant to any other agreement or understanding Company may have, now or in the future, with me or with any other person or entity or under any applicable law. Any consulting relationship between Company and me, whether commenced prior to or upon the date of this Agreement, including through Consultant, shall be referred to herein as the “Relationship.”

2. Independent Contractor Relationship.

I understand and acknowledge that I am rendering services to Company as an independent contractor and that Company has and shall continue to have at all times the right to terminate the Relationship at any time, for any reason or no reason, subject to the Consulting Agreement and the Asset Purchase Agreement dated as of March 20, 2026 between Consultant, Frame Holdings Ltd, and me, on the one hand, and Company and Frame Intelligence, LLC, on the other (the “APA”). Nothing herein shall alter, reduce or limit any rights or remedies of Company under the APA.

3. Proprietary Information.

(a) Company Information. I agree at all times during the term of my Relationship with Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Company to the extent necessary to perform my obligations to Company under the Relationship, or to disclose to any person or entity without written authorization of the Board of Company, any Proprietary Information of Company that I access, obtain or create. I further agree not to make copies of such Proprietary Information except as authorized by Company. I understand that “Proprietary Information” means any Company confidential and/or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets, personnel or other business information pertaining to any business of Company or any of its suppliers, customers, consultants, licensors or licensees disclosed to me by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I further understand that Proprietary Information does not include any of the foregoing items that have become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

Consulting Agreement

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as a consultant of Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with Company, and I will not disclose to Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(c) Third-Party Information. I recognize that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as ANNEX I, a list describing with particularity all inventions, original works of authorship, developments, improvements and trade secrets that were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), that belong solely to me or belong to me jointly with another, that relate in any way to any of Company’s proposed businesses, products or research and development, and that are not assigned to Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assign to Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am a consultant of Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets that are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by amounts paid to me under the Consulting Agreement or any applicable consulting arrangements.

Consulting Agreement

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of Company at all times. I agree not to remove such records from Company’s place of business except as expressly permitted by Company policy that may, from time to time, be revised at the sole election of Company for the purpose of furthering Company’s business. I agree to return all such records (including any copies thereof) to Company at the time of termination of my Relationship with Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patents, trademarks, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, moral rights, or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, or other registrations, covering Inventions or original works of authorship assigned to Company as above, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Company any and all claims, of any nature whatsoever, that I now or hereafter have for infringement of any and all proprietary rights assigned to Company.

5. Returning Company Documents.

I agree that, at the time of termination of my Relationship with Company, I will deliver to Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, files, software, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to Company or any of Company’s successors or assigns. I further agree that any property situated on Company’s premises or owned by Company, including all storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as ANNEX II.

Consulting Agreement

6. Notification to Other Parties.

I hereby grant consent to notification by Company to any other parties besides Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with Company.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

This Agreement, together with the Consulting Agreement, constitutes the entire agreement between Company and me with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, representations, agreements and understandings with respect thereto, except for the APA and any other written agreements that survive by their terms.

No provision of this Agreement shall be construed strictly against any party hereto, including, without limitation, the drafter hereof. No modification, amendment, waiver or termination of this Agreement or any provision hereof shall be effective unless in writing and signed by the party against whom enforcement is sought.

Consulting Agreement

This Proprietary Information and Invention Assignment Agreement shall be governed by the laws of the State of Nevada, without regard to conflicts of laws principles.

AGREED AND ACCEPTED:

COMPANY:		SERVICE PROVIDER:

The Crypto Company

By:
Name:		Sean Docherty
Title:

ACKNOWLEDGED:

Frame Holdings Ltd

By:
Name:	Sean Docherty
Title:	Authorized Officer

Consulting Agreement

ANNEX I TO EXHIBIT B

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 4 OF PIIAA

☐ None.

☐ See below:

Consulting Agreement

ANNEX II TO EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any records, data, notes, reports, proposals, lists, correspondence, files, software, equipment, other documents or property, or reproductions of any aforementioned items belonging to The Crypto Company, Inc. (the “Company”), its subsidiary, Frame Intelligence, LLC, or any of their respective successors or assigns.

I further certify that I have complied with all the terms of the Proprietary Information and Invention Assignment Agreement signed by me, including the reporting of all Inventions, and that I will continue to comply with the confidentiality, invention assignment and related obligations contained therein.

Sean Docherty

Date:

Consulting Agreement